Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-3882

FOOT LOCKER, INC. REPORTS 2018 FIRST QUARTER RESULTS

• First Quarter Net Income of $165 Million, or $1.38 Per Share • Non-GAAP Net Income of $174 Million, or $1.45 Per Share • First Quarter Comparable-Store Sales Decreased 2.8 Percent

NEW YORK, NY, May 25, 2018 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its first quarter ended May 5, 2018.

First Quarter Results

Net income for the Company’s first quarter ended May 5, 2018 was $165 million, or $1.38 per share, compared to net income of $180 million, or $1.36 per share in the same period of fiscal 2017. This result included an incremental $12 million charge related to the Company’s pension litigation. Excluding this charge, which reduced after-tax earnings by 7 cents per share, non-GAAP earnings were $1.45 per share.

First quarter comparable-store sales decreased 2.8 percent. Total first quarter sales increased 1.2 percent, to $2,025 million this year, compared to sales of $2,001 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter decreased 1.5 percent.

The Company’s gross margin rate decreased to 32.9 percent from 34 percent a year ago, while the SG&A expense rate increased to 19 percent from 18.5 percent in the first quarter of 2017, primarily reflecting the significant investments the Company is making in its digital operations.

“The flow of premium product continues to improve, with increasing breadth and depth in the most sought after styles from our key vendors,” said Richard Johnson, Chairman and Chief Executive Officer. “This led to first quarter results which were above our expectations. With the strength of our strategic vendor partnerships and our central position in youth culture, we continue to believe that we are poised to inflect to positive comparable-store sales growth as we progress through the year.”

Financial Position

As of May 5, 2018, the Company’s merchandise inventories were $1,210 million, 5.4 percent lower than at the end of the first quarter last year. Using constant currencies, inventory decreased 7.1 percent.

“The team did an excellent job in managing our inventories and helping to clear slow moving product in a promotional environment, giving us the flexibility to flow in fresh and exciting product,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “This disciplined approach positions our inventory to drive improved top and bottom line results over the balance of the year.”

The Company’s cash totaled $1,029 million, while the debt on its balance sheet was $125 million. The Company spent $112 million to repurchase 2.6 million shares during the quarter and paid a quarterly dividend of $0.345 per share, spending $41 million.

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Store Base Update

During the first quarter, the Company opened 11 new stores, remodeled or relocated 43 stores, and closed 37 stores. As of May 5, 2018, the Company operated 3,284 stores in 24 countries in North America, Europe, Australia, and New Zealand. In addition, 105 franchised Foot Locker stores were operating in the Middle East, as well as 11 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, May 25, 2018, to review these results and discuss the outlook for the remainder of 2018. This conference call may be accessed live by dialing 1-866-906-4691 (U.S. and Canada) or +44 203-107-0289 (International), with the passcode 5087467, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 (U.S. and Canada) or +1 404-537-3406 (International) with passcode 5087467 through June 8, 2018. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2017 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended May 5, 2018 and April 29, 2017

(In millions, except per share amounts)

	First Quarter
	2018	2017
Sales	$2,025	$2,001

Cost of sales	1,359	1,321
SG&A	385	371
Depreciation and amortization	45	41
Litigation and other charges	12	—
Income from operations	224	268

Interest income, net	(2)	—
Other income	(3)	(1)
Income before income taxes	229	269
Income tax expense	64	89
Net income	$165	$180

Diluted EPS	$1.38	$1.36
Weighted-average diluted shares outstanding	119.1	132.6

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Non-GAAP Financial Measures

(unaudited)

Periods ended May 5, 2018 and April 29, 2017

(In millions, except per share amounts)

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. In the following table, we have presented certain financial measures identified as non-GAAP, such as adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present these non-GAAP measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or which affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives. Also, we present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our businesses that are not related to currency movements.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2018	2017

Sales	$2,025	$2,001

Pre-tax income:
Income before income taxes	$229	$269
Pre-tax adjustments excluded from GAAP:
Litigation charge (1)	12	—
Adjusted income before income taxes (non-GAAP)	$241	$269

After-tax income:
Net income	$165	$180
After-tax adjustments excluded from GAAP:
Litigation charge, net of income tax benefit of $3 and $- million, respectively (1)	9	—
Adjusted net income (non-GAAP)	$174	$180

Earnings per share:
Diluted EPS	$1.38	$1.36
Diluted EPS amounts excluded from GAAP:
Litigation charge (1)	0.07	—
Adjusted diluted EPS (non-GAAP)	$1.45	$1.36

Notes on Non-GAAP Adjustments:

(1)

The Company recorded a pre-tax charge of $12 million in connection with its U.S. retirement plan litigation during the first quarter of 2018. As disclosed in the Company’s Annual Report on Form 10-K, the Company must reform the pension plan and the amount accrued will continue to increase with interest until paid, as required by the provisions of the required plan reformation. Accordingly, the Company recorded a charge of $4 million representing this increase. Additionally, the amount accrued was increased by $7 million reflecting updated estimates of the cost of reformation. Finally, we incurred $1 million in administrative costs associated with the reformation.

The Company applied a marginal tax rate on the non-GAAP adjustment.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 5,	April 29,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$1,029	$1,049
Merchandise inventories	1,210	1,279
Other current assets	301	294
	2,540	2,622
Property and equipment, net	843	792
Deferred taxes	104	162
Other assets	476	301
	$3,963	$3,877

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$344	$208
Accrued and other liabilities	309	327
	653	535
Long-term debt	125	127
Other liabilities	642	393
Total liabilities	1,420	1,055
Total shareholders' equity	2,543	2,822
	$3,963	$3,877

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Store and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			May 5,	Relocations/
	2018	Opened	Closed	2018	Remodels
Foot Locker US	910	—	7	903	14
Foot Locker Europe	636	5	2	639	14
Foot Locker Canada	111	—	3	108	2
Foot Locker Asia Pacific	98	2	1	99	4
Kids Foot Locker	436	1	4	433	1
Lady Foot Locker	85	—	5	80	—
Champs Sports	541	1	5	537	5
Footaction	260	—	5	255	3
Runners Point	118	2	3	117	—
Sidestep	83	—	1	82	—
SIX:02	32	—	1	31	—
Total	3,310	11	37	3,284	43

Selling and gross square footage are as follows:

	February 3, 2018		May 5, 2018
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,430	4,225	2,425	4,216
Foot Locker Europe	957	2,071	963	2,084
Foot Locker Canada	264	431	262	426
Foot Locker Asia Pacific	140	230	144	236
Kids Foot Locker	747	1,285	745	1,281
Lady Foot Locker	115	195	108	185
Champs Sports	1,934	2,994	1,926	2,982
Footaction	829	1,374	818	1,359
Runners Point	150	258	148	256
Sidestep	76	131	76	129
SIX:02	65	109	63	106
Total	7,707	13,303	7,678	13,260

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